Exhibit 99.1

Contact: Bryan Tucker, Corporate Communications 855-955-6397

CSX Announces Medical Leave of CEO E. Hunter Harrison

Jim Foote Appointed to Serve as Acting CEO

JACKSONVILLE, Fla. – December 14, 2017 — CSX Corporation (Nasdaq: CSX) announced that its Chief Executive Officer and President, E. Hunter Harrison, is on medical leave due to unexpected complications from a recent illness. Therefore, the Board of Directors has named COO James M. Foote as acting CEO of the Company.

CSX Chairman Edward J. Kelly, III, stated, “On behalf of the Board and the entire CSX family, I want to express that our thoughts are with Mr. Harrison and his family.”

Acting CEO Jim Foote commented, “Hunter is a good friend and has been a colleague of mine for many years. He is an icon in the industry and we pray for his speedy recovery. I have been following the CSX story very closely since January, but did not realize just how much progress Hunter and CSX’s able team have made replicating the transformation we effected at Canadian National some years ago. I believe that the battleship has turned, the Precision Scheduled Railroading framework has been put into place, and the Company has amassed the critical talent – through education of the internal team and supplementation with a complement of strong PSR operating veterans and a strongly supportive Board – sufficient to follow through and execute on the PSR operating plan. Because the team has implemented a foundation consistent with Hunter’s vision, I do not see any reason to diminish our expectations concerning the pace and magnitude of our future progress.”

The Company will host a conference call tomorrow morning, December 15, 2017, at 7:30 a.m. Eastern time. Investors, media and the public may listen to the conference call by dialing 1-888-EARN-CSX (888-327-6279) and asking for the CSX conference call. Callers outside the U.S., dial 1-773-756-0199. Participants should dial in at least ten minutes prior to the call. In conjunction with the call, a live webcast will be accessible on the Company’s website at http://investors.csx.com. Following the conference call, an internet replay of the call will be archived on the Company’s website.

About CSX

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For over 190 years, CSX has played a critical role in the nation’s economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation’s population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

More information about CSX Corporation and its subsidiaries is available at http://www.csx.com and on Facebook (http://www.facebook.com/OfficialCSX).

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